UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2009

XENOPORT, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-51329	94-3330837
(Commission File No.)	(IRS Employer Identification No.)

3410 Central Expressway

Santa Clara, California 95051

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (408) 616-7200

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01	Other Events.

On September 17, 2009, XenoPort, Inc. and GlaxoSmithKline announced top-line results from a Phase 2b clinical trial evaluating the safety and efficacy of XP13512/GSK1838262 (gabapentin enacarbil) for neuropathic pain associated with post-herpetic neuralgia (“PHN”) in adults. In this study, subjects were randomized to receive placebo, 1200, 2400 or 3600 mg/day of XP13512 dosed twice a day. All doses of XP13512 demonstrated statistically significant improvements over placebo on the primary endpoint, which was the change from baseline to the end of maintenance treatment in the 24-hour average pain intensity score.

This 14-week, double-blind, placebo-controlled study enrolled 376 subjects with PHN who had been experiencing pain for at least three months following healing of the herpes zoster skin rash. The pre-specified statistical analysis included adjustment for comparisons of multiple XP13512 doses to placebo. The adjusted p-values for comparison of 1200, 2400 and 3600 mg/day doses to placebo were 0.013, 0.029 and 0.002, respectively.

XP13512 was generally well tolerated at all doses in this study. The most common adverse events were dizziness (placebo 15%, 1200 mg/day 17%, 2400 mg/day 26% and 3600 mg/day 30%) and somnolence (8%, 10%, 11% and 14%, respectively). Most of these adverse events were mild or moderate in intensity. There was one serious adverse event (gastritis) in the 3600 mg/day dose group that was judged by the investigator to be related to treatment. Withdrawals due to adverse events were 13%, 6%, 15% and 18%, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XENOPORT, INC.
(Registrant)

Dated: September 17, 2009	By:	/s/ William G. Harris
William G. Harris
Senior Vice President of Finance and Chief Financial Officer